Exhibit 21

Nabors Industries Ltd. and Subsidiaries

Significant Subsidiaries

Subsidiary

Nabors Drilling International Limited

Nabors Drilling International II Limited

Nabors International Management Limited

Nabors Red Lion Limited

Nabors Blue Shield Ltd.

Nabors Global Holdings II Ltd.

Nabors Global Holdings Limited

Nabors International Finance Inc.

Nabors Industries, Inc.

Yellow Deer Investments Corp.

Nabors Diamond Holdings, Inc.

Nabors Drilling USA, LP

Nabors Lux Finance 1 S.a.r.l.

Nabors Lux Finance 2 S.a.r.l.

Nabors Holdings Ltd.

Nabors Completion & Production Services Co.